EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-13975, 333-49908, 333-68260 and 333-122300) on Form S-8 of Patapsco Bancorp, Inc. of our report dated September 6, 2007, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
September 21, 2007